Exhibit 99.1

CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

NEWS RELEASE

Willis Lease Finance Completes Sale of 10 Engines for $63 Million to GSI Engines Gamma Limited Partnership

NOVATO, CA –October 9, 2008 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported it has sold 10 jet engines for $63 million to GSI Engines Gamma Limited Partnership (GSI) of Germany with financing provided by the German bank Norddeutsche Landesbank Girozentrale (NORD/LB), Hannover.  Willis Lease will continue to service the engines and long term lease arrangements for its customers on behalf of GSI.

“Our portfolio management strategy is to balance the mix of engines based on market demand and engine availability while occasionally selling engines under the right market conditions,” said Charles F. Willis, President and CEO.  “This transaction is a good example of that strategy and represents the culmination of nine months worth of effort on the part of our team.  It enables us to free up $20 million in equity capital for new engine purchases, recognize a gain on sale as well as generate attractive servicing income. As the service provider for GSI, our ongoing management of the engines and leases will allow us to maintain the valuable relationships we have built up with our customers.”

The 10 engines involved in the sale are currently leased to airlines globally under long term lease agreements. “The net book value for the engines is approximately $52 million. We are currently working through the accounting for the sale transaction and the associated service agreement.” added Brad Forsyth, Chief Financial Officer.

About GSI Engines Gamma Limited Partnership

GSI Engines Gamma Limited Partnership is an affiliated entity of a German closed-end investors’ fund arranged and managed by GSI Fonds GmbH & Co. KG.  GSI Fonds GmbH & Co. KG with its main shareholder, the private bank group M.M.Warburg & CO, is one of the leading German asset fund issuers for innovative new investment opportunities.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note: Transmitted on Global Newswire on October 9, 2008 at 2:47 pm PDT